Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

March 3, 2020

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, VA 22107-0910

Re:	Gannett Co., Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Gannett Co., Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”).  The Registration Statement relates to the issuance by the Company from time to time, pursuant to Rules 415 and 416, as applicable, of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”) of up to 22,850,401 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, consisting of (i) 14,417,749 shares issuable pursuant to the Gannett Co., Inc. 2020 Omnibus Incentive Award Plan (the “Legacy New Media Plan”) and (ii) 8,432,652 shares issuable pursuant to the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan (the “Legacy Gannett Plan” and, together with the Legacy New Media Plan, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion set forth herein, we have examined and relied on the following:

(a)	the Registration Statement in the form filed with the Commission on the date hereof;

(b)	an executed copy of a certificate of Ivy Hernandez, Secretary of the Company, dated the date hereof (the “Officer’s Certificate”);

(c)	a copy of the Legacy New Media Plan, certified pursuant to the Officer’s Certificate;

(d)	a copy of the Legacy Gannett Plan, certified pursuant to the Officer’s Certificate;

(e)
a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect (the “Amended and Restated Certificate of Incorporation”), certified by the Secretary of the State of the State of Delaware as of March 2, 2020, and certified pursuant to the Officer’s Certificate;

(f)	a copy of the Amended and Restated Bylaws of the Company, as amended to date and currently in effect (the “Amended and Restated Bylaws”), certified pursuant to the Officer’s Certificate; and

(g)
a copy of certain resolutions of the Board of Directors of the Company adopted on February 26, 2020, and relating to the Plans, the filing of the Registration Statement and certain related matters, certified pursuant to the Officer’s Certificate.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent, (ii) the issuance of the Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which options, restricted stock or other awards are granted pursuant to the applicable Plan will be consistent with such Plan and will be duly authorized, validly executed and delivered by the parties thereto; and (iv) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws).  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate.

We do not express any opinion with respect to the law of any jurisdiction other than the laws of the General Corporate Law of the State of Delaware.

Based upon the foregoing and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Shares are issued to the participants in accordance with the terms and conditions of the applicable Plan and the applicable award agreement for consideration paid or delivered in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP